Exhibit 99.1

AVCtechnologies Announces $5 Million Equity Financing With Institutional Investor

ATLANTA, Nov. 02, 2021 (GLOBE NEWSWIRE) -- American Virtual Cloud Technologies, Inc. (“AVCtechnologies”) (Nasdaq: AVCT) (the “Company”) announced today that it has signed a definitive agreement for a registered direct offering with an institutional investor of 2,500,000 shares of its common stock at a purchase price of $2.00 per share and a Series B Warrant to purchase an additional 2,500,000 shares, for total gross proceeds of $5.0 million, before payment of commissions and expenses. AVCtechnologies would receive an additional $5.0 million in gross proceeds if the Series B Warrant is exercised in full. The Series B Warrant has an exercise price of $2.00 per share, is exercisable on the date of issuance and expires two years from the date of issuance.  Commencing ten trading days after the issuance of the Series B Warrant, the Company may force the investor to exercise its Series B Warrant in the event shares of the Company’s common stock trade at or above $2.40/share for a period of 5 consecutive trading days, subject to certain conditions, including equity conditions.

In a concurrent private placement, for each share of common stock purchased by the institutional investor in the registered direct offering or pursuant to the Series B Warrant, the institutional investor will receive from the Company an unregistered Series A Warrant to purchase one share of common stock. Initially, the Series A Warrant will be exercisable for 2,500,000 shares of common stock, but upon any exercise of the Series B Warrant, the number of shares issuable upon exercise of the Series A Warrant will be increased by the number of shares of the Company’s common stock issued upon exercise of the Series B Warrant.

The Series A Warrants have an exercise price of $2.00 per share, are exercisable on the date of issuance, and expire five years from the date of issuance.

The Company plans to use the net proceeds of approximately $4.5 million from this offering for reduction of debt and working capital.

Northland Capital Markets served as sole placement agent in the transaction.

This offering is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-258136) previously filed with the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from Northland Capital Markets, Attention: Heidi Fletcher, 150 South Fifth Street, Suite 3300, Minneapolis, MN 55402, or by calling (612) 851-4918, or by emailing hfletcher@northlandcapitalmarkets.com. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About American Virtual Cloud Technologies, Inc.

American Virtual Cloud Technologies, Inc. (“AVCtechnologies”; Nasdaq: AVCT) is a premier global IT solutions provider offering a comprehensive bundle of services including unified cloud communications, managed services, cybersecurity, and enhanced connectivity. Our mission is to provide global technology solutions with a superior customer experience. In 2020, American Virtual Cloud Technologies, Inc., acquired Computex Technology Group and Kandy Communications. For more information, visit https://www.avctechnologies.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the anticipated closing of the securities described above and the use of proceeds thereof. The Company’s actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements, including as a result of the failure of the Company to satisfy any conditions to closing. These statements are based on various assumptions and on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability.

Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company. These forward-looking statements are subject to a number of risks and uncertainties, including changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the industries in which the Company operates; the Company’s substantial indebtedness; risks associated with the potential effects of COVID-19 on the Company’s business; risks that the recently-acquired Kandy Communications business will not be integrated successfully; ability to retain key personnel; the potential impact of consummation of the Kandy Communications acquisition on relationships with third parties, including customers, employees and competitors; conditions in the capital markets; and those factors discussed in the Company’s amended annual report on Form 10-K filed with the SEC on May 14, 2021 under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this report. The Company anticipates that subsequent events and developments will cause its assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this document. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contact
Thomas H. King
info@avctechnologies.com
+1 (404) 239-2863